Dear Mrs. Inge Mueller-Karnik,

This Letter shall serve as a memorialization of our oral agreement where you (the "Consultant" or "You") shall provide consulting services to GH Capital Inc. (the "Company") through the Company's fiscal year 2017. This agreement shall terminate at the end of the fiscal year 2017.

The Company is asking that you review this letter and sign below to confirm our understanding.

It is understood, however, that the Consultant may maintain Consultant's own business or current employment in addition to providing services to the Company. The Consultant agrees to promptly perform all services required of the Consultant hereunder in an efficient, professional, trustworthy and businesslike manner. The Consultant agrees, to the extent reasonably required in the conduct of its business with the Company, to place at the disposal of the Company its judgment and experience and to provide services to the Company including, but not limited, to the following: rendering general administrative services (the "Services").

In exchange for providing the Services, the Company shall pay, and Consultant shall accept, a fee of 10,000 shares of the Company's common stock for Consultant' s services over the term of this agreement. The shares shall be issued on or shortly after the date this agreement becomes effective. There shall be no additional compensation aside from the previously mentioned shares.

Nothing in this letter shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Consultant acknowledges and agrees that Consultant has and is not entitled to receive any benefits from the Company, either as an independent contractor or employee.

Florida Statutes, Section 607.0621 and the Company's articles of incorporation and bylaws permit the Board of Directors to issue common stock in exchange for consideration as determined from time to time by the Board of Directors. This letter has been authorized by the Board of Directors of the Company.

Executed this 24th day of January, 2017

DIRECTORS
/s/ Wolfgang Ruecker
Wolfgang Ruecker

/s/ Inge Mueller-Karnik
Inge Mueller-Karnik